Exhibit 99.1

Sabre establishes Travel Solutions organization, expands technology leadership team to accelerate strategy and better serve customers

Dave Shirk promoted to EVP and President, Travel Solutions; Sundar Narasimhan hired as SVP and President, Sabre Labs and Product Strategy; Louis Selincourt joins as SVP, Global Development Centers

SOUTHLAKE, Texas – July 18, 2018 –Sabre Corporation (NASDAQ: SABR) today announced changes to its organizational structure and additions to its technology leadership that reinforce the company’s commitment to the next generation of retailing, distribution and fulfillment while accelerating development of the world’s most advanced travel platform.

Dave Shirk has been promoted to executive vice president and president of Travel Solutions, a newly created organization that includes Travel Network, Airline Solutions and data and analytics solutions across the business units. Travel Solutions represents the natural evolution of Sabre’s strategy to unify efforts across all channels of retailing, distribution and fulfillment to better serve customers, drive innovation and accelerate the development of next-generation and NDC-enabled solutions. Sabre’s reportable segments will continue to be Travel Network, Airline Solutions and Hospitality Solutions.

Under the new structure, Wade Jones, executive vice president and president of Travel Network, will report directly to Shirk and continue executing Sabre’s Travel Network strategy. The company has initiated searches for a leader to fill Shirk’s previous role as the head of Airline Solutions and to hire a leader for its data and analytics efforts, both of which will report to Shirk.

“Our customers are looking for holistic technology solutions to their retailing, distribution and fulfillment needs that unlock new opportunities to engage with travelers, drive revenue and provide an edge in their ultra-competitive industries,” said Sean Menke, Sabre president and CEO. “We stand at a moment in time when the business of travel is filled with opportunity, brimming with challenge and hungry for innovation, and we are evolving to better serve our customers and reach our potential as an organization. As a natural next step in our strategy, we are aligning our leadership and organizational structure to reinforce our customer focus and further strengthen our go-to-market and product development approaches.”

The company also announced that Sundar Narasimhan will join Sabre as senior vice president and president of Sabre Labs and product strategy – effective July 30 and reporting to Menke. Narasimhan brings over 25 years of relevant experience, most recently serving as director of engineering at Google, where he led teams working on the company’s hospitality efforts. Previously, Narasimhan was the CTO of ITA Software, which was acquired by Google in 2011. At ITA Software, which is well known for its QPX Airline Pricing and Shopping product, Narasimhan led development of the 1U distribution platform and launched the ITA airline passenger reservation system.

In his role at Sabre, Narasimhan will lead product vision and strategy, next-generation platform development and operations research. He will be based in Boston, where the company plans to open a new office to expand Sabre Labs, which explores emerging technologies and capabilities that will impact travel over the next decade. Narasimhan’s travel technology experience will be instrumental in the development of microservice-enabled solutions across retailing, distribution and fulfillment.

In addition, Sabre announced the appointment of Louis Selincourt as senior vice president of global development centers, reporting to Menke. Selincourt will lead the company’s global development center operations, overseeing development operations and implementing processes that further evolve Sabre’s development capabilities, enhance product quality, and attract and retain key talent.

Prior to joining Sabre, Selincourt was co-founder and managing partner at Better Faster Further, LLC, where he worked with leading companies to implement techniques and processes to optimize operations, people, behaviors and communications. He brings almost 40 years of relevant experience including global technology operations management at companies including Oracle, NetApp and Novell.

“As we build the most advanced travel platform in the world, we are bolstering our technology leadership team with additional expertise to further accelerate innovation,” added Menke. “Taken together, these changes underscore our commitment to lead the industry in partnership with our customers, while solidifying Sabre’s position as the technology platform at the center of the business of travel.”

Joe DiFonzo continues in his role as chief information officer with responsibility for Sabre’s enterprise technology organization, corporate information technology, and risk and security functions, as well as executing the company’s shift to a cloud-first technology infrastructure. Vish Saoji continues to serve as CTO and focus on advancing Sabre’s technology evolution to deliver a next-generation technology platform with a fully microservice-enabled architecture.

About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

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Media contact: sabrenews@sabre.com	Investor contact: sabre.investorrelations@sabre.com